Exhibit (d)(23)

AMENDMENT NO. 1

TO INVESTMENT SUB-ADVISORY AGREEMENT

Amendment No. 1 to INVESTMENT SUB-ADVISORY AGREEMENT dated as of April 30, 2008, by and among Thrivent Financial for Lutherans, Thrivent Series Fund, Inc., and Calamos Advisors LLC (the “Agreement”) hereby amends the Agreement by deleting Schedule I to the Agreement in its entirety and replacing it with Exhibit A to this Amendment, attached hereto.

Except as modified herein, all terms and conditions of the Agreement remain in full force and effect.

THRIVENT FINANCIAL FOR LUTHERANS

By: /s/ Russell W. Swansen
Name: Russell W. Swansen
Title: Senior Vice President and Chief Investment Officer

THRIVENT SERIES FUND, INC.

By: /s/ Russell W. Swansen
Name: Russell W. Swansen
Title: President

CALAMOS ADVISORS LLC

By: /s/ Maryann Bianchini
Name: Maryann Bianchini
Title: SVP, Director of Client Relationship Management

EXHIBIT A

Schedule I

Dated as of November 28, 2012

Sub-advisory Fees

Compensation pursuant to paragraph IV of this Sub-advisory Agreement shall be payable monthly in arrears and calculated in accordance with the following schedule applied to aggregate average daily net assets that are subject to the Sub-adviser’s investment discretion in the Portfolio:

Annual Rate of 65 bps of Average Daily Net Assets*

* Average Daily Net Assets shall not include assets held in cash.